EXHIBIT 4.25

Inner Mongolia Wulatehouqi Moruogu Tong Mine

Cooperation Agreement on Mineral Exploration

Party A: Bayannaoer City Feishang Mining Company Limited

Legal Representative: DING Daohua

Address: 10/F, Huaao Building, Linhe District, Bayannaoer City, Inner Mongolia

Party B: Bayannaoer Jijincheng Mining Co., Ltd.

Legal Representative: LIANG Jiangwei

Address: Room 527, Manao Lake Business Building, Bayin Town, Wulatehouqi

Party A is the legal holder of the exploration rights to Inner Mongolia Wulatehouqi Moruogu Tong Mine. Following completion of some preliminary exploration works, some promising results have been achieved. Party B is willing to engage in venture exploration at this mine and invest in further exploration activities. This cooperation agreement (the “Agreement”) is made and entered into in relation to jointly undertaking the exploration project at Moruogu Tong Mine based on principles of integrity, fairness, and reciprocity and after arm’s length negotiation between the two parties in accordance with applicable laws and regulations of the People’s Republic of China.

1.

CONDITION AND MODE OF COOPERATION

a.

The exploration permit in this cooperation project has number T15120091002035358 and was granted by the Land and Resources Department of Inner Mongolia Autonomous Region. Party A obtained this exploration permit through formal application and has paid the relevant license fees in accordance with applicable national laws and regulations and is thereby the legal holder of the exploration rights in concern.

b.

The exploration permit is currently within the validity period. The property is located in Wulatehouqi in the Inner Mongolia Autonomous Region and covers a site area of 10.43 square kilometers. The types of minerals under exploration are silver and lead.

The geological coordinates of the property:

Turning Points	Latitude	Longitude
1	106.3731	41.0916
2	106.3857	41.0956
3	106.3857	41.1054
4	106.3756	41.1054
5	106.3756	41.1131
6	106.3826	41.1131
7	106.3826	41.1156
8	106.3719	41.1156
9	106.3719	41.1116
10	106.3741	41.1116
11	106.3741	41.1031
12	106.3557	41.1001
13	106.3557	41.0916

c.

The parties shall carry out exploration works based on mutual agreement. The term of cooperation runs until the completion of exploration works, after which the parties shall make distribution of profits among themselves.

d.

Party A shall contribute the existing exploration results and ensure smooth renewals of the exploration permit upon expiry. Party B shall provide the necessary funds to finance further exploration expenses  (other than license renewal fees).

e.

The parties jointly undertake the exploration of Moruogu Tong Mine. Following the execution of this Agreement, all subsequent exploration expenses shall be borne by Party B. Pursuant to 1(i) of this Agreement, in the case of low possibility of increasing measured resources based on the cooperative exploration results, Party B may withdraw from the cooperation and this Agreement shall terminate accordingly.

f.

Party A shall be responsible for managing stakeholder relationships including those with relevant government authorities and the surrounding community. Any expenses incurred by Party A within the term of this Agreement in fulfilling its legal duties as a holder of exploration rights shall be borne by Party B, but expenses incurred due to circumstances that occurred before the execution of this Agreement shall be borne solely by Party A.

g.

Party B shall transfer any fees and charges payable to the institute conducting the exploration works into an account designated by Party A (the “Designated Account”, refer to 1(h)), after which Party A shall make the relevant payments to the exploration institute. In order to ensure timely payments to the exploration institute, Party B shall make the bank transfer to the Designated Account within three (3) working days upon receiving payment notice from Party A. Other than that, in order to ensure that exploration activities commence smoothly, Party B shall pay CNY300,000 into the Designated Account within three (3) working days after the drilling machines arrive on site as start-up fee and management expenses of the exploration institute. Expenses and charges shall be calculated and payments be settled after the completion of the first five (5) drilling holes based on standard of final accounts. Expenses and charges for the next five (5) drilling holes shall be calculated and payments be settled based on the same standard as the first five (5). Should the payments made by Party B into the Designated Account fall short of charges payable to the exploration institute by Party A, Party B shall make additional payments into the Designated Account to make up for the shortage within two (2) working days after being notified by Party A, or Party A may suspend the exploration activities.

h.

Details of the Designated Account by Party A:

Account name: Bayannaoer City Feishang Mining Company Limited

Bank: China Construction Bank Bayannaoer Linhe Branch

Account number: XXXXXXXXXXXXXXX

i.

Phase one of the cooperative exploration project is designed to include the first ten (10) drilling holes. During the exploration activities, in the case of no resources being discovered in three (3) consecutive drilling holes or 50% of the drilling holes, party B shall have the right to withdraw from the cooperation and terminate this Agreement. The relevant exploration expenses shall be borne by Party B, and Party A shall be responsible for dealing with all other matters subsequent to the exploration.

j.

The geological and technical works in phase one of the cooperative exploration project shall be conducted by the original exploration institute employed by Party A, who will subsequently complete the exploration report for phase one. In the case that prospects of increasing measured resources are positive, Party B may select an exploration institute recognized by both parties to complete all subsequent exploration works.

2.

ALLOCATION OF RIGHTS

a.

Party A shall enjoy full rights to any resources already discovered and confirmed by its independent exploration works conducted prior to commencement of the cooperative exploration project. The parties shall each receive a 50% interest in any newly confirmed resources from the results of the first ten (10) drilling holes (or phase one) in the cooperative exploration project. Party A and Party B shall receive 30% and 70% interests, respectively, in any newly confirmed resources from the results of drilling works beyond the first ten (10) drilling holes in the cooperative exploration project.

b.

Following the completion of the exploration works, the parties shall jointly employ an evaluation company to assess the value of the mineral resources, after which the parties shall make distribution of profits among themselves, the details of which shall be subject to further negotiation. The term of this Agreement runs until the completion of the exploration works, and any potential future cooperation shall be subject to further negotiation.

3.

ALLOCATION OF RESPONSIBILITIES

a.

Responsibilities of Party A

(i)

Party A shall ensure the authenticity and validity of the exploration permit.

(ii)

Party A shall make timely communications with Party B regarding the design of the exploration program to ensure that the exploration works are reasonable and efficient. Meanwhile, Party A shall conduct acceptance inspection of each exploration project jointly with Party B and inform the exploration institute about the acceptance inspection results.

(iii)

Party A shall be responsible for managing stakeholder relationships including those with local government authorities and the surrounding community to ensure smooth project progress.

(iv)

Party A shall have the right to supervise and inspect the progress, quality, and use of funds, etc. of the cooperative exploration works. The parties shall conduct the exploration works according to the agreed upon project design.

(v)

Party A shall be responsible for the safety of its own employees.

(vi)

Party A shall be responsible for environmental protection during the exploration, including preventing pollution and water and soil erosion.

(vii)

Party A shall be responsible for road construction, ground leveling, receiving the equipment and machines on site and negotiating with herdsmen about the grassland compensation, but all expenses incurred shall be borne by Party B.

(viii)

During the exploration report write-up, Party A shall be responsible to ensure the integrity and completeness of historical information.

b.

Responsibilities of Party B

(i)

Following the completion of the first ten (10) drilling holes in the exploration project, should the results warrant further exploration, Party B shall proceed with supplemental designs of the exploration project. Both parties shall jointly discuss and agree on the project design.

(ii)

Party B shall strictly implement relevant procedures and specifications and conduct the exploration works pursuant to the requirements of this Agreement to ensure the quality of exploration works.

(iii)

Party B shall accept the supervision and inspection by Party A of the progress, quality, and use of funds, etc. of the cooperative exploration works and rectify any problems discovered by Party A.

(iv)

Party B shall be responsible for the safety of its own employees and prevent any safety hazards during the exploration in accordance with relevant rules and regulations.

(v)

Party B shall be responsible for environmental protection during the exploration, including preventing pollution and water and soil erosion.

4.

NOTICE AND DELIVERY

a.

The exchange of information and delivery of all notices, documents and materials between both parties in order to fulfill their duties in this Agreement shall be made to the addresses and fax numbers listed on the signature page of this Agreement. Should any one party change its address or telephone numbers, it shall give written notice to the other party.

b.

In the case of delivery by fax, it is deemed to have been delivered when the fax is sent out. In the case of delivery by post, it is deemed to have been delivered when the registered mail or ordinary mail is sent out.

5.

CONFIDENTIALITY

a.

The exploration results refer to the geological materials and knowledge, exploration permit and its value, and other information and objects with actual or potential value formulated in each and final stage of the exploration project.

b.

All the exploration results from the cooperative project are jointly owned by both parties. Both parties shall be responsible for strictly keeping the exploration results confidential.

6.

BREACH OF CONTRACT

a.

Once this Agreement comes into effect, both parties shall comprehensively, reasonably and timely fulfill their duties and responsibilities as stipulated in this Agreement. Either party hereto (the “Defaulting Party”) that violates the terms, promises or assurances under this Agreement shall be deemed to have committed a breach of contract.

b.

Both parties agree that, unless otherwise stipulated, should any one party commit a breach of contract and cause the other party to incur any expenses or suffer from any liabilities or losses, the Defaulting Party shall compensate for all the direct losses of the other party. This clause does not affect the other party’s right to require the Defaulting Party to continue fulfilling its obligations under this Agreement or enjoying its other rights pursuant to relevant laws and regulations and in accordance with this Agreement.

7.

EXECUTION OF CONTRACT AND SETTLEMENT OF DISPUTES

a.

This Agreement shall take effect upon execution by both parties’ legal representatives or authorized agents and sealed by their company chops.

b.

Any disputes arising from and during the performance of this Agreement shall firstly be resolved through friendly negotiations between both parties. Should the negotiations fail, either party shall have the right to take legal actions by submitting the dispute to the people’s court with the jurisdiction where this Agreement is executed.

c.

This Agreement is signed in: Bayannaoer City Feishang Mining Company Limited office, 10/F, Huaao Building, Linhe Distirct, Bayannaoer City, Inner Mongolia.

8.

TERM OF THIS AGREEMENT

The term of this Agreement shall run from its execution until the completion of exploration works and distribution of profits or until this Agreement is terminated otherwise.

9.

MISCELLANEOUS

a.

The appendices are the copies of the exploration permit and both parties’ business license.

b.

This Agreement shall be executed in four (4) copies and each party shall hold two (2), all with the same legal effect.

(End of formal contract terms)

(Signature page)

Party A (Seal): Bayannaoer City Feishang Mining Company Limited

Legal Representative/ Authorized Agent (Signature): /s/ Yao Yangli

Address: 10/F, Huaao Building, Linhe Distirct, Bayannaoer City, Inner Mongolia

Zip Code: 015000

Fax No: 0478-7866006

Date: August 20, 2017

Party B (Seal): Bayannaoer Jijincheng Mining Company Limited

Legal Representative/ Authorized Agent (Signature): /s/ Liang Jiangwei

Address: Room 527, Manao Lake Business Building, Bayin Town, Wulatehouqi

Zip Code: 015000

Fax No:

Date: August 20, 2017